UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): June 29, 2009
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification No.)
incorporation)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On June 29, 2009, ION Geophysical Corporation (the “Company”), through two indirect wholly-owned subsidiaries, entered into a US$20.0 million secured equipment financing transaction with ICON ION, LLC (the “Lender”), an affiliate of ICON Capital Inc. Two master loan agreements were entered into with the Lender in connection with this transaction: (i) the Company, ARAM Rentals Corporation, a Nova Scotia unlimited company (“ARC”), and the Lender entered into a Canadian Master Loan and Security Agreement dated as of June 29, 2009 with regard to certain equipment leased to customers by ARC, and (ii) the Company, ARAM Seismic Rentals, Inc., a Texas corporation (“ASRI”), and the Lender entered into a Master Loan and Security Agreement (U.S.) dated as of June 29, 2009 with regard to certain equipment leased to customers by ASRI (collectively, the “Loan Agreements”). All borrowed indebtedness under the Loan Agreements is scheduled to mature on July 31, 2014.
          Under the terms of the Loan Agreements, the Lender (i) advanced an aggregate of US$12.5 million on June 29, 2009 and (ii) is obligated to advance up to US$7.5 million on July 17, 2009, subject to the satisfaction of certain closing conditions similar to the conditions with respect to the initial advances. The indebtedness under the Loan Agreements is secured by first-priority liens in (w) certain ARAM seismic rental equipment owned by ARC or ASRI located in the United States and Canada (subject to certain exceptions), and certain additional and replacement seismic equipment owned by such subsidiaries from time to time, (x) written leases or other agreements evidencing payment obligations relating to the leasing by ARC or ASRI of this equipment to their respective customers, including their related receivables, (y) the cash or cash equivalents held by such subsidiaries and (z) any proceeds thereof. The immediate parent companies of each of ARC and ARSI have also pledged their equity interests in these respective subsidiary borrowers to secure the indebtedness under the Loan Agreements.
          The obligations of each of ARC and ASRI under the Loan Agreements are guaranteed by the Company under a Guaranty dated as of June 29, 2009 (the “Guaranty”). The Loan Agreements and the Guaranty constitute permitted indebtedness under the Company’s current commercial banking credit facility.
          The Company and its subsidiaries intend to use the proceeds of the secured term loans for working capital and general corporate purposes. The Company intends to account for the loans as long-term indebtedness in its consolidated financial statements in accordance with U.S. generally accepted accounting principles.
          Under both Loan Agreements, interest on the outstanding principal amount will accrue at a fixed interest rate of 15% per annum calculated monthly, and is payable monthly on the first day of each month. Principal and interest are payable, commencing on September 1, 2009, in 60 monthly installments until the maturity date, when all remaining outstanding principal and interest will be due and payable. Pursuant to the Loan Agreements, in connection with the closing ARC and ASRI paid the Lender a non-refundable upfront fee of US$300,000. In addition, ARC and ASRI are obligated to pay the Lender an administrative fee equal to 0.5% of the aggregate principal amount of advances under the Loan Agreements, payable at the end of each of the first four years during their term.
          Beginning on August 1, 2012, and continuing until January 31, 2014, ARC and ASRI may prepay the outstanding principal balances of their loans in full by giving the Lender 30 days’ prior written notice and paying a prepayment fee equal to 3.0% of the then-outstanding principal amount of the loans. Commencing on February 1, 2014, the loans may be prepaid in full by giving the Lender 30 days’ prior written notice and without payment of any prepayment penalty or fee.
          The Loan Agreements contain customary representations and warranties, covenants relating to the use and maintenance of the subject equipment and the servicing of the contracts relating thereto and provisions requiring the indemnification of the Lender. The Loan Agreements also contain customary event of default provisions, and grant to the Lender certain remedies upon a default, including the right to repossess and sell or otherwise dispose of the collateral.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The text set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2009	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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